EXHIBIT 99.1

Amar Maletira Named Chief Executive Officer of Rackspace Technology

San Antonio – September 26, 2022 – Rackspace Technology® (NASDAQ: RXT), a leading cloud technology solutions company, today announced the appointment of Amar Maletira as Chief Executive Officer. Mr. Maletira, who has served as Rackspace Technology’s President and Chief Financial Officer since November 2020, has assumed responsibilities effective immediately.

David Sambur, Co-Head of Private Equity at Apollo Global Management and Chairman of the Rackspace Technology Board of Directors, stated, “Amar brings broad management and leadership experience, and over the course of his career, he has helped transform several multi-billion-dollar technology businesses. He has also been instrumental in crafting Rackspace Technology’s new strategic direction and operating model. We believe his appointment as CEO will allow us to improve and accelerate the execution of our new go-forward strategy.”

Mr. Maletira added, “I thank the Board for the opportunity to lead Rackspace Technology. I am very excited about the journey ahead and look forward to leading the company as we transition to our new strategy and operating model. Powered by our strong Racker culture and devotion to driving Fanatical Experience® for our customers, we believe the execution of our strategy will establish the company as an industry leader.”

Mr. Maletira is a customer-focused global business leader with 25+ years of strategic and operational management, transformational leadership, sales, business development, and general management expertise. Prior to joining Rackspace Technology, he was Chief Financial Officer at Viavi Solutions. At Viavi, he executed a successful turnaround of the company by driving execution discipline, growing the business both organically and inorganically, re-aligning the capital structure and regaining investor confidence. Previously, he was at Hewlett-Packard for 15 years where he held several roles, including CFO of Enterprise Services for Americas.

Mr. Maletira earned an MBA from the University of Michigan, The Ross School of Business and a Bachelor of Engineering from Karnataka University, Gogte Institute of Technology.

In addition to the CEO role, Mr. Maletira will continue as the CFO until a permanent CFO is named. The company will launch an immediate search for a permanent CFO.

Outgoing CEO Kevin Jones will take on the role of operating advisor with Apollo. Mr. Sambur added, “On behalf of the entire board of directors, I would like to thank Kevin for his service to Rackspace Technology over the past three and a half years. We look forward to working with him in his new role.”

Separately, the company announced that it expects third quarter 2022 financial results to be within the previously announced guidance range of $769-$779 million for revenue; $733-$741 million for Core revenue; $73-$77 million for Non-GAAP Operating Profit; and 8-10 cents per share for Non-GAAP Earnings Per Share. Financial results for the quarter are expected to be announced in November.

Conference Call and Webcast

Rackspace Technology will hold a brief investor conference call today, September 26, 2022, at 8:00am CT / 9:00am ET. There will be no question and answer session during the call.

Interested parties may access the conference call as follows:

Topic: Investor Call - Sep 2022

Please click the link below to join the webinar:

https://rackspace.zoom.us/j/97863742323?pwd=R0tteXE2TVVNVmxtOE1VMHlTaE03UT09

Password: 421357

Or iPhone one-tap (US Toll):  +13462487799,97863742323# or +16694449171,97863742323#

Or Telephone:

+61 (0) 2 8015 2088 (Australia Toll)

+49 (0) 30 3080 6188 (Germany Toll)

+852 5808 6088 (Hong Kong Toll)

+52 554 161 4288 (Mexico Toll)

+31 (0) 20 241 0288 (Netherlands Toll)

+41 (0) 31 528 0988 (Switzerland Toll)

+44 (0) 20 3695 0088 (United Kingdom Toll)

+1 647 374 4685 (Canada)

+1 408 638 0968 (US Toll)

+1 646 558 8656 (US Toll)

Webinar ID: 978 6374 2323

International numbers available: https://rackspace.zoom.us/u/acwvdeXQd9

About Rackspace Technology

Rackspace Technology is a leading end-to-end multicloud technology services company. We design, build and operate our customers’ cloud environments across all major technology platforms, irrespective of technology stack or deployment model. We partner with our customers at every stage of their cloud journey, enabling them to modernize applications, build new products and adopt innovative technologies.

Forward-looking Statements

Rackspace Technology has made statements in this press release and other reports, filings, and other public written and verbal announcements that are forward-looking and therefore subject to risks and uncertainties. All statements, other than statements of historical fact, included in this document are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are made in reliance on the safe harbor protections provided thereunder. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions, our ability to successfully respond to the challenges posed by the COVID-19 pandemic, and other matters. Any forward-looking statement made in this presentation speaks only as of the date on which it is made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. Forward-looking statements can be identified by various words such as “expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “goals,” “objectives,” “targets,” “planned,” “projects,” and similar expressions. These forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to management. Rackspace Technology cautions that these statements are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in this document, including among others, risk factors that are described in Rackspace Technology, Inc.’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.

Non-GAAP Financial Measures

Definitions of non-GAAP financial measures, as well as reconciliations of our recent non-GAAP results to the most directly comparable measures in accordance with generally accept-ed accounting principles in the United States (“GAAP”) are provided on our website at ir.rackspace.com. Rackspace Technology has not reconciled Non-GAAP Operating Profit and Non-GAAP Earnings Per Share guidance to the most directly comparable GAAP measure be-cause it does not provide guidance on GAAP net income (loss) or the reconciling items be-tween these Non-GAAP measures and GAAP net income (loss) as a result of the uncertainty regarding, and the potential variability of, certain of these items, such as share-based compensation expense. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort. With respect to Non-GAAP Operating Profit and Non-GAAP Earnings Per Share guidance, adjustments in future periods are generally expected to be similar to the kinds of charges and costs excluded from these Non-GAAP measures in prior periods, but the impact of such adjustments could be significant.

Investor Relations Contact
Robert Watson
Rackspace Technology Investor Relations
ir@rackspace.com

Media Relations Contact
Casey Shilling
Rackspace Technology Corporate Communications
publicrelations@rackspace.com